EXHIBIT 21.1

RESMED INC.

SUBSIDIARIES OF THE REGISTRANT AS OF JUNE 30, 2020

The following is a list of subsidiaries of ResMed Inc. as of June 30, 2020, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary as defined by Rule 1-02(w) of Regulation S-X.

Company	Jurisdiction of Formation
ResMed Corp.	Minnesota
ResMed (UK) Limited	United Kingdom
ResMed Asia Pacific Pty Limited	Australia
ResMed Beteiligungs GmbH	Germany
ResMed Holdings Pty Limited	Australia
ResMed Pty Limited	Australia
ResMed GmbH and Co KG	Germany
ResMed Motor Technologies Inc.	Delaware
ResMed Paris SAS	France
ResMed European Operations B.V	Netherlands
ResMed Humidification Technologies GmbH	Germany
ResMed Capital Holdings Pty Ltd	Australia
Brightree LLC	Delaware
Brightree Home Health & Hospice LLC	Delaware
Brightree Patient Collections LLC	Delaware
Curative Medical Technology (Beijing) Ltd	China
ResMed Operations Inc.	Delaware
ResMed Global Holdings Ltd	United Kingdom
ResMed Asia Pte Ltd	Singapore
Healthcarefirst, Inc.	Texas
MatrixCare, Inc	Delaware
Reciprocal Labs Corporation (dba Propeller Health)	Delaware